Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2016, relating to the consolidated financial statements and financial statement schedule of BioAmber Inc. and subsidiaries appearing in the Annual Report on Form 10-K of BioAmber Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP1

Montreal, Canada
January 3, 2017

[1]	CPA auditor, CA, public accountancy permit No. A118581